Exhibit 5.1

OPINION AND CONSENT OF SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

June 4, 2010

NTN Buzztime, Inc.
5966 La Place Court
Carlsbad, California 92008

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to NTN Buzztime, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the registration of 6,000,000 shares of the Company’s common stock, $0.005 par value per share (the “Shares”), issuable pursuant to the Company’s 2010 Performance Incentive Plan (the “Plan”).  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company with respect to the establishment of the Plan. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters necessary for the purpose of this opinion and, insofar as this opinion is based on such matters of fact, we have relied on such certificates without independent investigation.

Based on such review, we are of the opinion that, if, as and when the Shares are issued and sold (and proper and sufficient consideration therefor received and appropriate stock certificates therefor executed and delivered) pursuant to the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

We express no opinion on securities issued pursuant to any other registration statement of the Company.

Sincerely,
/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP